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                                                                    EXHIBIT 99.1

Thursday October 11, 8:01 am Eastern Time
Press Release
SOURCE: Active IQ Technologies, Inc.

Active IQ Technologies Acquires FMS/Harvest; Acquisition Furthers Leadership Position in On-Farm Accounting

MINNEAPOLIS, Oct. 11 /PRNewswire/ -- Active IQ Technologies, Inc. (Nasdaq: AIQT
- news), a leading provider of eServices and accounting applications to small and mid-sized businesses, today announced that it has acquired FMS Marketing, Inc. (FMS/Harvest). FMS/Harvest (http://www.fmsharvest.com), based in New Lenox, Ill., is a leading provider of farm-based accounting systems, including its state-of-the-art Perception Accounting Software.

FMS/Harvest is the third accounting software provider acquired by Active IQ this year, Following its earlier purchases of Champion Business Systems and Red Wing Business Systems. With nineteen years of experience in the farm accounting market, FMS/Harvest extends Active IQ's leading position in the on-farm accounting market. Combined with its Red Wing AgCHEK(TM) product line, Active IQ now dominates this important market with more than 10,000 farm users. The acquisition increases the total number of small and growing businesses using various Active IQ products to over 20,000.

Kenneth Brimmer, CEO of Active IQ, commented, "FMS/Harvest brings outstanding core technology to our Ag group and is immediately synergistic with Red Wing AgCHEK. We look forward to bringing more advanced solutions to our many farm users, enhancing farm productivity and extending our market presence."

About Active IQ Technologies, Inc.

Active IQ Technologies, Inc. ( http://www.activeiq.com ) provides products and services that meet the eBusiness needs of small and medium-sized organizations. Through its Accounting Applications software division, it also provides accounting solutions. The company's Epoxy Network is a service-based solution that provides fully integrated eBusiness solutions to existing legacy applications. Active IQ is headquartered in Minneapolis, Minn.

About FMS Marketing, Inc.

FMS Marketing, Inc., is a full service supplier of software to the agricultural industry. FMS/Harvest has been serving the agricultural industry with complete computerized solutions for more than nineteen years. The company's team of professionals includes farmers, programmers and computer analysts, bringing more than 50 years of experience to the design of the powerful Perception Accounting Software product.

The Company notes that statements in this press release, and elsewhere, that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.

SOURCE: Active IQ Technologies, Inc.